Exhibit 10.1

HEWLETT-PACKARD COMPANY

LÉO APOTHEKER EMPLOYMENT AGREEMENT

This Agreement is entered into on September 29, 2010 by and between Hewlett-Packard Company (the “Company”) and Léo Apotheker (“Executive”).

1.                                    Duties and Scope of Employment.

(a)                               Positions and Duties.  As of November 1, 2010, Executive will serve as President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”), provided that Executive has obtained a United States visa permitting him to accept an executive position with the Company for the intended Employment Term, as defined below (the “Effective Date”).  Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company.  Executive will be the highest ranking executive officer of the Company, with the full powers, responsibilities and authorities customary for the chief executive officer of corporations of the size, type and nature of Company, together with such other powers, authorities and responsibilities as may reasonably be assigned to him by the Board.  Executive will report solely and directly to the Board.  The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

(b)                              Board Membership.  Executive will be appointed to serve as a member of the Board as of the Effective Date.  Thereafter, at each annual meeting of the Company’s stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board.  Executive’s service as a member of the Board will be subject to any required stockholder approval.  Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from the Board (and any boards of subsidiaries) voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

(c)                               Obligations.  During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization and serve on the board(s) set forth on Schedule A attached hereto, provided such services do not materially interfere with Executive’s obligations to the Company.  Executive represents that he is not subject to any non-competition, confidentiality, trade secrets or other agreement(s) that would preclude, or restrict in any way, Executive from fully performing his services hereunder during his employment with the Company.

2.                                    At-Will Employment.  Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment.  Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.  However, as described in this Agreement, Executive may be entitled to severance and other benefits depending upon the circumstances of Executive’s termination of employment.

3.                                    Term of Agreement.  This Agreement will have a term of four (4) years commencing on the Effective Date.  No later than 90 days before the end of the term of this Agreement, the Company and Executive will discuss whether and under what circumstances the Agreement will be renewed.

4.                                    Compensation.

(a)                               Base Salary.  As of the Effective Date, and until October 31, 2012, the Company will pay Executive an annual salary of $1,200,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.  Executive’s annual salary beginning November 1, 2012, and thereafter, will be $1,200,000 and will be subject to review by the HR/Compensation Committee of the Board, or any successor thereto (the “Committee”) not less than annually, and adjustments will be made in the discretion of the Committee.  Notwithstanding the foregoing, the Base Salary will not be reduced other than (i) pursuant to a reduction that also is applied to substantially all other executive officers of the Company in a substantially similar manner and proportion or (ii) to give effect to the Committee’s policy, as published in the Compensation Discussion and Analysis section of the Company’s annual proxy statement or other documents filed with the Securities and Exchange Commission, for aligning Executive’s compensation with the compensation of chief executive officers of the Company’s peer group.

(b)                              Annual Incentive.  Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Committee beginning with the Company’s 2011 fiscal year.  Executive’s target annual incentive for fiscal 2011 will be at least 200% of Base Salary and his maximum target opportunity will be 500% of Base Salary, based upon specified levels of performance goals being achieved.  For subsequent fiscal years, beginning with fiscal 2012, Executive’s target bonus shall be at least 200% of the Base Salary, and maximum target opportunity shall be as determined by the Committee; provided, however, that, except as otherwise provided herein, Executive’s future participation in the Company’s Pay for Results Plan, or any successor thereto (the “Annual Incentive Plan”), shall be on the same terms and conditions that apply to other senior executives generally.  The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee under the Annual Incentive Plan are achieved and will be decreased or increased for under- or over-performance.  Except as specifically provided herein, Executive’s annual cash incentive will be subject to the terms and conditions of the Annual Incentive Plan, including payment date and continued employment obligations.  The Company agrees, for fiscal year 2011, that all performance goals will be deemed to have been achieved at least at target level.

(c)                               Long-Term Incentives.

(i)                                  Restricted Stock.  Within 30 days of the Effective Date, Executive will be granted 76,000 shares of the Company’s common stock under the Company’s 2004 Stock Incentive Plan as in effect on the Effective Date (the “Stock Plan”).  Except as otherwise provided in the Stock Plan or hereunder, 50% of those shares (38,000) will vest and be non-forfeitable if Executive is employed on October 31, 2011 and the remaining 50% (38,000) will vest and be non-forfeitable if Executive is employed on October 31, 2012.  In all other respects, and except as specifically provided herein, such grant will be subject to terms and conditions of the Stock Plan and the Committee’s standard terms and conditions for this type of award.

(ii)                              Performance Restricted Units.  Within 30 days of the Effective Date, Executive will also be granted two tranches of Performance Restricted Units (“PRUs”) under the Stock Plan, 304,000 PRUs relating to the three-year period beginning November 1, 2009 and vesting on October 31, 2012 (“Grant 1”) and 304,000 PRUs to be earned over the three-year period beginning November 1, 2010, and vesting on October 31, 2013 (“Grant 2”), to the extent the applicable performance metrics are achieved and Executive is still employed on the vesting date, except as otherwise provided in the Stock Plan or as specifically provided herein.  The PRUs metrics regarding cash flow and Total Shareholder Return will be as set forth in Executive’s grant instrument under the Stock Plan and, in the case of Grant 1, will be the same as for the PRUs previously awarded to Company employees in respect of the three-year period beginning November 1, 2009 and ending on October 31, 2012.  Following the close of the performance period for Grant 1, the Committee shall determine the number of PRUs earned based on actual performance for the three-year performance period and that number shall be reduced by one-third reflecting the fact that Executive was not employed for the first year of the performance period.  For Grant 2, the cash flow metric for the first year of the three-year period, November 1, 2011 through October 31, 2012, but not any subsequent year, shall be deemed to have been achieved at no less than target level.  In all other respects, such grants will be subject to terms and conditions of the Stock Plan, and the Committee’s standard terms and conditions for this type of award.

(iii)                          For each Company fiscal year, beginning with 2012, and so long as the Stock Plan, or any successor thereto, is in effect and other senior executives are granted PRUs or other long-term incentive awards, Executive will be eligible for a grant, with the number of PRUs (or other long-term incentive award) and the relevant terms and conditions, to be determined in the sole discretion of the Committee; provided, however, that any future grants of PRUs (or other long-term incentive award) to Executive shall be on terms no less favorable than those that apply to the other senior executives generally.

(d)                             One-Time Sign-On Grants: Restricted Shares and PRUs.

(i)                                  Restricted Stock.  Within 30 days of the Effective Date, Executive will be granted 80,000 shares of the Company’s common stock under the Stock Plan.  Except as otherwise provided in the Stock Plan or hereunder, 50% of those shares (40,000) will vest and be non-forfeitable if Executive is employed on October 31, 2011 and the remaining 50% (40,000) will vest and be non-forfeitable if Executive is employed on October 31, 2012.  In all other respects, such grant will be subject to terms and conditions of the Stock Plan, and the Committee’s standard terms and conditions for this type of award.

(ii)                              Performance Restricted Units.  Within 30 days of the Effective Date, Executive will also be granted 120,000 PRUs under the Stock Plan.  The PRUs are to be earned over the three-year period beginning November 1, 2010, and will vest on October 31, 2013, to the extent the performance metrics are achieved and Executive is still employed on the vesting date, except as otherwise provided in the Stock Plan or hereunder.  The PRUs metrics regarding cash flow and Total Shareholder Return will be as set forth in Executive’s grant instrument under the Stock Plan, except that the cash flow metric for the first year of the three-year period, November 1, 2011 through October 31, 2012, but not any subsequent year, shall be deemed to have been achieved at no less than target level.  In all other respects, such grant will be subject to terms and conditions of the Stock Plan, and the Committee’s standard terms and conditions for this type of award.

(iii)                          Stock Ownership Guidelines.  Executive shall be subject to, and shall comply with, the Company’s Stock Ownership Guidelines; provided, however, that no holding requirement shall be imposed upon common shares issued to Executive under clauses (i) and (ii) hereof notwithstanding any contrary provisions in those Guidelines.

(e)                               Signing Bonus.  On the sixtieth (60th) day after this Agreement is executed by both parties, Executive will receive a signing bonus equal to $4,000,000 (the “Signing Bonus”).  If Executive’s employment terminates other than by reason of death, Disability (as defined below) or termination without Cause (as defined below) within eighteen (18) months of the Effective Date, Executive will return to the Company an amount equal to the Signing Bonus multiplied by a fraction with the numerator equaling 18 less the number of whole months that have elapsed from the Effective Date to the date of Executive’s termination of employment (the “Date of Termination”) and a denominator equal to eighteen (18).

(f)                                Relocation Benefit.  In accordance with Company’s relocation policy, Executive will receive the standard Company relocation package.  However, in light of the substantial payments and benefits Executive is forfeiting from his prior employment to accept employment by the Company, and the substantial expense Executive will incur to move his residence to, and acquire a new residence in, the United States, Executive’s relocation allowance will equal $4,600,000 (the “Relocation Allowance”), allocable $2,900,000 to relocation (the “Relocation Payment”) and $1,700,000 to the forfeiture of payments and benefits (the “Forfeiture Payment”).  The payment to Executive of the Relocation Allowance will be made on the sixtieth (60th) day after this Agreement is executed by both parties and shall be in lieu of the relocation allowance otherwise provided for under the Company’s relocation policy.  The Relocation Payment will be fully vested and will not be subject to repayment by Executive, in whole or in part, provided Executive is employed by the Company for at least sixty (60) calendar days following the Effective Date; provided, however, that the Executive will not be obligated to repay the Relocation Payment if his employment is terminated without Cause during such 60-day period.  The Forfeiture Payment will be fully vested upon payment and will not be subject to repayment by Executive, in whole or in part.

5.                                    Employee Benefits, etc.

(a)                               Generally.  Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other executive officers of the Company, as such plans, policies, and arrangements may exist from time to time.  The Company represents that it currently sponsors one or more health insurance plans for which Executive will be eligible and which cover, subject to the terms and limitations of the plan, medical treatment received outside the United States.

(b)                              Vacation.  Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers.  In no event will Executive receive less than twenty-five (25) days of paid vacation time per employment year.

(c)                               Perquisites.  Executive will receive Company perquisites on at least the same level as the Company’s other senior executive officers; provided that access to the Company’s jet aircraft, in accordance with the Company’s aircraft policy, will commence on the date that Executive’s appointment to the positions under this Agreement is publicly announced.

(d)                             Security.  The Company will provide Executive with appropriate security in accordance with what Executive and the Company’s Global Security Department agree from time to time and as approved by the Committee.  Such security will be provided beginning on the date that Executive’s appointment to the positions under this Agreement is publicly announced.

(e)                               United States Residency.  The Company and Executive understand that there are specific requirements and rules which govern Executive’s residency in France and whether Executive will be a non-resident of France and a resident of the United States for purposes of his employment under this Agreement.  The Company will use reasonable commercial efforts to assist Executive (and his spouse) in obtaining an appropriate visa and in qualifying as a non-resident of France during the Term but Executive agrees to take all reasonable steps necessary to assume non-resident status in France and appropriate immigration status in the United States and acknowledges that he assumes all risks associated with these requirements, including without limitation the personal French income and social tax requirements.

6.                                    Expenses.  The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.                                    Termination of Employment.  In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the Date of Termination, (b) unpaid, but earned annual incentive for any completed fiscal year as of the Date of Termination, (c) pay for accrued but unused vacation, (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive and under which he has a vested right (including any right that vests in connection the termination of his employment), (e) unreimbursed business expenses to which Executive is entitled to reimbursement under the Company’s expense reimbursement policy, and (f) rights to indemnification Executive may have under the

Company’s Articles of Incorporation, Bylaws, the Employment Agreement, or separate indemnification agreement, as applicable, including any rights Executive may have under directors and officers insurance policies.  In addition, if the termination is by the Company without Cause, Executive will be entitled to the amounts and benefits specified in Section 8.

8.                                    Severance.

(a)                               Termination Without Cause.  If Executive’s employment is terminated by the Company without Cause, then, subject to compliance with Section 9, Executive will be eligible to participate in the then existing Severance Plan for Executive Officers (the “Severance Program”); provided, however, that payment to Executive shall be made in monthly installments (on the first business day of each month) over the 18-month period following the Date of Termination.  The first such installment shall be made on the first business day of the month following the sixtieth (60th) day after the Date of Termination and shall be in the amount of one-ninth (1/9) of the total severance amount due to Executive, and each of the remaining sixteen (16) installments shall be in the amount of one-eighteenth (1/18) of the total severance amount due to Executive.  It is understood that the Severance Program is reviewed annually by the Committee and may be revised by it.  Notwithstanding the preceding sentence, until the third anniversary of the Effective Date, Executive’s entitlement to cash severance if his employment is terminated by the Company without Cause shall not be less than 2.0 times the sum of (A) the Base Salary as in effect immediately before the Date of Termination and (B) a “Bonus Component” determined as follows:

i)               if the Date of Termination occurs before the end of the Company’s 2011 fiscal year, the Bonus Component will be Executive’s target annual incentive compensation for such fiscal year;

ii)           if the Date of Termination occurs on or after the end of the Company’s 2011 fiscal year but before the end of the Company’s 2012 fiscal year, the Bonus Component will be Executive’s actual annual incentive compensation for the Company’s 2011 fiscal year; and

iii)       if the Date of Termination occurs on or after the end of the Company’s 2012 fiscal year but before the end of the Company’s 2013 fiscal year, the Bonus Component will be the average of Executive’s actual annual cash incentive compensation for the Company’s 2011 and 2012 fiscal years.

In addition, and notwithstanding the terms of the Severance Program, if, without his consent, (w) Executive’s titles, authority, duties or responsibilities under this Agreement are materially reduced, (x) Executive’s salary, annual incentive or long-term incentive opportunities are materially reduced in violation of this Agreement, (y) the Company requires Executive to materially change the location at which he performs services under this Agreement and that increases the distance of the commute to his workplace by more than 50 miles, and, in the case of any of the foregoing clauses (w), (x) or (y) Executive notifies the Company within 90 days of the alleged reduction or relocation and the Company does not cure the same within 30 days thereafter, or (z) Executive is not reelected to the Board during the Employment Term, then Executive will be deemed to have been terminated without Cause and his employment shall cease on the 30th day following the end of the cure period or his failure to be reelected to the Board.  Notwithstanding the foregoing, the amount of severance benefits received by Executive under this Section 8(a) will not exceed 2.99 times the sum of Executive’s Base Salary and annual incentive as determined by the HP Severance Policy for Senior Executives, unless such benefits are approved by the Company’s stockholders pursuant to the Company’s established policy.

(b)                              Termination without Cause: Treatment of Equity Incentive Awards.  If Executive’s employment is terminated by the Company without Cause prior to the third anniversary of the Effective Date, then in addition to the benefits provided for in Section 8(a) above, the following shall apply:

i)               The restricted stock awarded to Executive pursuant to Sections 4(c)(i) and 4(d)(i), and all other awards of restricted stock or restricted stock units made to Executive after the Effective Date, will vest in full and be non-forfeitable as of the Date of Termination;

ii)           All continued service requirements to the vesting of the PRUs awarded pursuant to Sections 4(c)(ii) and 4(d)(ii) will be deemed satisfied as of the Date of Termination.  The PRUs included in Grant 2 will be based on actual performance; for the first year of the award only, the cash flow metric will be considered to have been achieved at no less than target.  The PRUs included in Grant 2 will be payable at the end of the performance period subject to any discretionary adjustment that the Committee makes generally to PRUs for that performance period.  The PRUs included in Grant 1 will be payable at the end of the applicable performance period, determined based on actual performance subject to any discretionary adjustment that the Committee makes generally to PRUs for that performance period;

iii)       With respect to other awards of PRUs (or other long-term incentive awards) made to Executive on or after the Effective Date, Executive will vest in a pro rata amount of the PRU award (or other long-term incentive award), payable at the end of the applicable performance period, determined based on the number of whole months worked during the relevant performance period plus, if the Date of Termination occurs on or after the second anniversary of the Effective Date, twelve (12).  Payment will be based on actual performance during the performance period (subject to any discretionary adjustment that the Committee makes generally to PRUs (or such other long-term incentive awards) for the relevant performance period).

(c)                               Termination for Cause.  If Executive’s employment is terminated for Cause by the Company, then, except as provided in Section 7, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established plans, programs, and practices.

(d)                             Other Termination Including due to Death or Disability.  If Executive’s employment terminates for any other reason, including but not limited to, death or Disability, then, except as provided in Section 7, (i) Executive’s outstanding equity awards will be treated in accordance with the terms and conditions of the applicable award agreement(s); (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be entitled to receive benefits only in accordance with the Company’s then established plans, programs, and practices.

9.                                    Covenants; Conditions to Receipt of Severance; Mitigation.

(a)                               Nondisparagement.  During the Employment Term and for the twelve (12) months thereafter, Executive will not, and will cause his relatives, agents, and representatives to not, knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers, and the Company will not knowingly disparage, criticize or otherwise make any derogatory statements regarding Executive.  The Company’s obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above and members of the Board.  The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.  Payments of severance to Executive, in accordance with Section 8 above, shall immediately cease, and no further payments shall be made, in the event that Executive materially breaches the provisions of this Section 9(a).

(b)                              Other Requirements.  Any general release of claims required to be executed by Executive as a condition to the receipt of severance will be consistent in substance with the releases of claims used at the time by the Company in connection with separations of senior corporate executives generally.

(c)                               Mitigation.  Payments of severance to Executive, in accordance with Section 8 above, shall immediately cease, and no further payments shall be made, in the event that (x) Executive materially breaches the Confidential Information Agreement (provided, however, that Executive’s right to future payments will be restored, and any omitted payments will be made to Executive promptly, if the Board in its reasonable good faith judgment determines that such breach is curable, and Executive cures the breach to the reasonable satisfaction of the Board within 30 days of having been notified thereof); or (y) Executive is employed or self-employed in any gainful employment during the eighteen (18) month severance period, irrespective of whether Executive receives current or deferred compensation, without the prior consent of the Board, such consent to be withheld only if the Board determines in good faith that it is reasonably likely that, in connection with such employment, Executive would utilize or disclose material confidential or proprietary information concerning the Company.  Executive agrees to cooperate with the Company and to provide timely notice as to his activities following a termination without Cause so that the Company may monitor its obligation under Section 8.

10.                            Definitions.

(a)                               Cause.  For purposes of this Agreement, “Cause” will mean (i) Executive’s material neglect (other than as a result of illness or disability) of his duties or responsibilities to the Company or (ii) Executive’s conduct (including action or failure to act) that Executive knew or should have known is materially inconsistent with the best interests of, or is materially injurious to, the Company.  Except for actions or circumstances which, in the reasonable good faith judgment of the Board cannot be cured, Executive will have thirty (30) calendar days from Executive’s receipt of notice from the Company setting forth in reasonable detail the circumstances constituting Cause within which to cure.  Executive’s termination of employment will not be considered to be for Cause unless it is approved by a majority vote of the members of the Board of Directors or an independent committee thereof.  It is understood that good faith decisions of the Executive relating to the conduct of the Company’s business or the Company’s business strategy will not constitute “Cause”.

(b)                              Disability.  For purposes of this Agreement, Disability will mean Executive’s absence from his responsibilities with the Company on a full-time basis for 180 calendar days in any consecutive twelve (12) months period as a result of Executive’s mental or physical illness or injury.

11.                            Indemnification.  Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Certificate of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than provided to any other Company executive officer or director.

12.                            Confidential Information.  Executive will execute the Company’s Agreement Regarding Confidential Information and Proprietary Developments appended hereto as Exhibit A (the “Confidential Information Agreement”).

13.                            Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

14.                            Notices.  All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the HR/Compensation Committee

c/o Corporate Secretary

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, CA 94304

If to Executive:

at the last residential address known by the Company.

15.                            Severability.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

16.                            Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Santa Clara, California before the Judicial Arbitration and Mediation Services, Inc. under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure.  The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement.

17.                            Integration.  This Agreement, together with the Confidential Information Agreement and the standard forms of equity award grants that describe Executive’s outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and is signed by duly authorized representatives of the parties hereto.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

18.                            Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19.                            Survival.  The Confidential Information Agreement and the Company’s and Executive’s responsibilities under Sections 7, 8, 9, 10, 11, 13, 14, 15 and 16 will survive the termination of this Agreement.

20.                            Headings.  All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21.                            Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22.                            Governing Law.  This Agreement will be governed by the laws of the State of California.

23.                            Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

24.                            Internal Revenue Code Section 409A.  Notwithstanding any provision of this Agreement, this Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or regulations thereunder.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion from Section 409A of the Code for certain short-term deferral amounts.  Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent.  If, as of the Date of Termination, Executive is a “specified employee” as determined by the Company, then to the extent that any amount or benefit that would be paid or provided to Executive under this Agreement within six (6) months of his “separation from service” (as determined under Section 409A) constitutes an amount of deferred compensation for purposes of Section 409A and is considered for purposes of Section 409A to be owed to Executive by virtue of his separation from service, then such amount or benefit will not be paid or provided during the six-month period following the date of Executive’s separation from service and instead shall be paid or provided on the first business day that is at least seven (7) months following the date of Executive’s separation from service, except to the extent that, in the Company’s reasonable judgment, payment during such six-month period would not cause Executive to incur additional tax, interest or penalties under Section 409A.  Further, any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

25.                            Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, on the day and year written below.

COMPANY:

HEWLETT-PACKARD COMPANY

/s/ Lawrence T. Babbio, Jr.		Date: September 29, 2010
By:	Lawrence T. Babbio, Jr.
Title:	Director and Chair of HR and Compensation Committee

EXECUTIVE:

/s/ Léo Apotheker		Date: September 29, 2010
LÉO APOTHEKER

Schedule A

Board Memberships

Schneider Electric SA

PlaNet Finance (a French not-for-profit association)